UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Alsop, Joseph Wright
   14 Oak Park
   Bedford, MA  01730
   USA
2. Issuer Name and Ticker or Trading Symbol
   Progress Software Corporation
   PRGS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   January 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Treasurer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |1/15/9|M4  |22,764            |A  |$5.00      |                   |D     |                           |
                             |6     |    |                  |   |           |                   |      |                           |
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Common Stock                 |1/15/9|M4  |1,571             |A  |$5.00      |                   |D     |                           |
                             |6     |    |                  |   |           |                   |      |                           |
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Common Stock                 |1/15/9|M4  |26,665            |A  |$5.00      |                   |D     |                           |
                             |6     |    |                  |   |           |                   |      |                           |
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Common Stock                 |1/15/9|J4(1|1,571             |D  |           |                   |      |                           |
                             |6     |)   |                  |   |           |                   |      |                           |
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Common Stock                 |5/16/9|G(2)|6,557             |D  |           |702,872            |D     |                           |
                             |6     |    |                  |   |           |                   |      |                           |
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Common Stock                 |5/16/9|G(2)|6,557(3)          |A  |           |6,557              |I(4)  |By wife                    |
                             |6     |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Incentive Stock Option  |$5.00   |1/15/|M   |22,764     |D  |1/24/|1/24/|Common Stock|22,764 |       |            |D  |            |
                        |        |96   |    |           |   |91   |96   |            |       |       |            |   |            |
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Incentive Stock Option  |$5.00   |1/15/|M   |1,571      |D  |1/24/|1/24/|Common Stock|1,571  |       |            |D  |            |
                        |        |96   |    |           |   |91   |96   |            |       |       |            |   |            |
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Incentive Stock Option  |$5.00   |1/15/|M   |26,665     |D  |1/24/|1/24/|Common Stock|26,665 |       |405,200(5)  |D  |            |
                        |        |96   |    |           |   |91   |96   |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The reporting person transferred 1,571 shares of Common Stock to his ex-wife pursuant to a domestic relations order.
(2) Gift by reporting person to his
wife.
(3) This gift of 6,557 shares of Common Stock was included as part of a gift of 28,827 shares of Common Stock to several family members of the reporting person reported on the reporting person's Form 4 for May 1996.
(4) The reporting person disclaims beneficial ownership of these shares.
(5) At November 30, 1996, options to purchase 216,395 shares of Common Stock were exercisable.
SIGNATURE OF REPORTING PERSON
Joseph W. Alsop